Exhibit 99.1

May 1, 2013, 1:30 p.m.
Contacts:	For news media – George C. Lewis, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation reports first-quarter earnings

•	Announces solid increases in results from regulated businesses

•	Finalizes remarketing plan for equity units; updates per-share earnings guidance to reflect accelerated recognition of common stock underlying equity units

•	Announces reduction in future equity needs

•	Affirms underlying 2013 forecast of net income

ALLENTOWN, Pa. (May 2, 2013) ― PPL Corporation (NYSE: PPL) announced first-quarter 2013 reported earnings on Thursday (5/2) of $413 million, or $0.65 per share, a decrease from $541 million, or $0.93 per share, a year ago.

Adjusting for special items, quarterly earnings from ongoing operations were $454 million, or $0.71 per share, an increase from $409 million, or $0.70 per share, in the first quarter of 2012.

First-quarter per-share reported and ongoing earnings reflect accelerated recognition of the common stock underlying the equity units issued to fund the company’s 2010 and 2011 acquisitions in Kentucky and the United Kingdom. Excluding the impact of the accelerated share recognition, per-share earnings from ongoing operations would have been $0.06 higher.

“We delivered strong quarter-over-quarter growth in each of the regulated business segments, keeping us on track to achieve our 2013 net income target,” said William H. Spence, PPL chairman, president and chief executive officer.

“Late in the first quarter we finalized our financing plans to remarket $2.1 billion of debt securities related to the equity units issued in 2010 and 2011,” he said. As a result of those activities, effective Jan. 1, 2013, PPL is reflecting the full expected impact of common stock underlying both series of equity units in its calculation of earnings per share.

Terms of the equity units have not changed and the actual issuance of common stock under the equity units remains scheduled to occur July 1, 2013, and May 1, 2014, for the 2010 and 2011 Equity Units, respectively.

“Additionally, we are announcing today a reduction in future equity needs,” Spence said. PPL has removed approximately $100 million per year in previously planned equity offerings from its financing plans for 2013 and beyond.

As a result of the accelerated recognition of common stock related to the equity units and the change in financing plans, PPL’s 2013 earnings per share forecasts have been adjusted downward by $0.10 per share. The revised forecast of ongoing earnings is a range of $2.15 to $2.40 per share, with a midpoint of $2.27. The forecast of reported earnings is now $2.09 to $2.34 per share, reflecting special items recorded through the first quarter.

First-Quarter 2013 Earnings Details

PPL’s reported earnings for the first quarter of 2013 included net special item charges of $41 million, or $0.06 per share, reflecting a charge of $0.18 per share for adjusted energy-related economic activity (primarily mark-to-market losses on commodity hedges), partially offset by a credit of $0.12 per share for foreign currency-related economic hedges.

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items including the impact of adjusted energy-related economic activity, foreign currency-related economic hedges, as well as other impacts fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)
	1st Quarter	1st Quarter
	2013	2012	% Change
Reported Earnings	$413	$541	-24%
Reported Earnings Per Share	$0.65	$0.93	-30%
Earnings from Ongoing Operations	$454	$409	11%
Earnings from Ongoing Operations Per Share	$0.71	$0.70	1%

(See the tables at the end of the news release for details as to the reconciliation of earnings from ongoing operations to reported earnings.)

First-Quarter Earnings by Business Segment

The following chart shows PPL’s earnings per share by business segment for the first quarter of 2013 compared with the same period of 2012.

	1st Quarter
Earnings from ongoing operations	2013	2012

Kentucky Regulated	$0.14	$0.06
U.K. Regulated	0.37	0.31
Pennsylvania Regulated	0.10	0.06
Supply	0.11	0.27
Corporate and Other1	(0.01)	–
Total	$0.71	$0.70

Special items

Kentucky Regulated	$–	$0.01
U.K. Regulated	0.12	(0.03)
Pennsylvania Regulated	–	–
Supply	(0.18)	0.25
Corporate and Other1	–	–
Total	$(0.06)	$0.23

Reported earnings

Kentucky Regulated	$0.14	$0.07
U.K. Regulated	0.49	0.28
Pennsylvania Regulated	0.10	0.06
Supply	(0.07)	0.52
Corporate and Other1	(0.01)	–
Total	$0.65	$0.93

1 This category primarily includes unallocated corporate-level financing and other costs. Non-financing costs included in this category are not expected to be significant in 2013.

 (For more details and a breakout of special items by segment, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Business Segment Earnings from Ongoing Operations

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and Kentucky Utilities Company.

Segment earnings from ongoing operations in the first quarter of 2013 increased by $0.08 per share compared with a year ago. This increase was primarily due to new electric and gas rates that went into effect Jan. 1, and higher sales volumes due to weather, partially offset by dilution of $0.01 per share.

U.K. Regulated Segment
PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution, serving Southwest and Central England and South Wales.

Segment earnings from ongoing operations in the first quarter of 2013 increased by $0.06 per share compared with a year ago. This increase was primarily due to higher delivery revenue as a result of higher prices, and lower income taxes, partially offset by dilution of $0.04 per share.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Segment earnings from ongoing operations in the first quarter of 2013 increased by $0.04 per share compared with a year ago. This increase was primarily due to higher delivery revenues as a result of new distribution rates that went into effect Jan. 1, higher sales volumes due to weather, and lower operation and maintenance expense, partially offset by dilution of $0.01 per share.

Supply Segment
PPL’s Supply segment consists primarily of the competitive domestic electricity generation and energy marketing operations of PPL Energy Supply.

Segment earnings from ongoing operations in the first quarter of 2013 decreased by $0.16 per share compared with a year ago. This decrease was primarily due to lower Eastern energy margins due to lower baseload energy prices, which were partially offset by higher baseload unit availability, higher capacity prices and higher margins on intermediate and peaking units; lower Western energy margins due to lower prices; higher income taxes; and dilution of $0.01 per share.

2013 Earnings from Ongoing Operations Forecast by Business Segment

	Forecast
Earnings per share	2013 original midpoint	2013 revised midpoint	2012 Actual

Kentucky Regulated	$0.47	$0.46	$0.33
U.K. Regulated	1.25	1.20	1.19
Pennsylvania Regulated	0.29	0.27	0.22
Supply	0.40	0.37	0.68
Corporate and Other	(0.04)	(0.03)	-
Total	$2.37	$2.27	$2.42

PPL expects lower earnings per share in 2013 compared with 2012, primarily due to lower earnings in the Supply segment, higher earnings in the three regulated segments and dilution of $0.21 per share associated with shares related to the 2010 and 2011 Equity Units and the April 2012 forward stock sale that settles in 2013.

Kentucky Regulated Segment
PPL expects higher segment earnings in 2013 compared with 2012, primarily driven by electric and gas base rate increases, returns on additional environmental capital investments, and load growth, partially offset by higher operation and maintenance expense.  Dilution is expected to be $0.03 per share.

U.K. Regulated Segment
PPL expects higher segment earnings in 2013 compared with 2012, primarily driven by higher electricity delivery revenue and lower income taxes, partially offset by higher operation and maintenance expense, higher depreciation and higher interest expense.  Dilution is expected to be $0.10 per share.

Pennsylvania Regulated Segment
PPL expects higher segment earnings in 2013 compared with 2012, primarily driven by higher distribution revenues from a distribution base rate increase and higher transmission margins, partially offset by higher depreciation.  Dilution is expected to be $0.03 per share.

Supply Segment
PPL expects lower segment earnings in 2013 compared with 2012, primarily driven by lower energy prices, higher fuel costs, higher operation and maintenance expense, higher depreciation, and higher financing costs, partially offset by higher capacity prices and higher nuclear generation output despite scheduled outages for both Susquehanna units to implement a long-term solution to turbine blade issues.  Dilution is expected to be $0.05 per share.

Corporate and Other
This category primarily includes unallocated corporate-level financing and other costs.

PPL Corporation (NYSE: PPL), with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector.  The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets.  More information is available at www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2013 financial results at 8:30 a.m. Eastern Time on Thursday, May 2.  The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s website: www.pplweb.com.  The webcast will be available for replay on the PPL website for 30 days. Interested individuals also can access the live conference call via telephone at 702-696-4769 (ID#57179671).

“Earnings from ongoing operations,” also referred to as “ongoing earnings,” should not be considered as an alternative to reported earnings, or net income attributable to PPL shareowners, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s fundamental earnings performance as another criterion in making investment decisions. PPL’s management also uses “earnings from ongoing operations” in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Earnings from ongoing operations” is adjusted for the impact of special items. Special items include:
•	Adjusted energy-related economic activity (as discussed below).
•	Foreign currency-related economic hedges.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust funds).
•	Workforce reduction and other restructuring effects.
•	Acquisition-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Adjusted energy-related economic activity includes the changes in fair value of positions used to economically hedge a portion of the economic value of PPL’s competitive generation assets, full-requirement sales contracts and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged. Also included in adjusted energy-related economic activity is the premium amortization associated with options and the ineffective portion of qualifying cash flow hedges and economic activity realized associated with the monetization of certain full-requirement sales contracts in 2010. This economic activity is deferred, with the exception of the full-requirement sales contracts that were monetized, and included in earnings from ongoing operations over the delivery period of the item that was hedged or upon realization. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for PPL’s underlying hedged assets. Please refer to the Notes to the Consolidated Financial Statements and MD&A in PPL Corporation’s periodic filings with the Securities and Exchange Commission for additional information on adjusted energy-related economic activity.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; the length of scheduled and unscheduled outages at our plants; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions, and PPL Corporation’s ability to realize the expected benefits from acquired businesses, including the 2010 acquisition of Louisville Gas and Electric Company and Kentucky Utilities Company and the 2011 acquisition of the Central Networks electricity distribution businesses in the U.K.; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media web site at www.pplnewsroom.com for additional news and background about PPL Corporation and its subsidiaries.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$853	$901
Price risk management assets - current	1,284	1,525
Other current assets	2,852	2,642
Investments	812	759
Property, Plant and Equipment
Regulated utility plant	25,054	25,196
Less: Accumulated depreciation - regulated utility plant	4,258	4,164
Regulated utility plant, net	20,796	21,032
Non-regulated property, plant and equipment	12,948	12,545
Less: Accumulated depreciation - non-regulated property, plant and equipment	6,039	5,942
Non-regulated property, plant and equipment, net	6,909	6,603
Construction work in progress	2,270	2,397
Property, Plant and Equipment, net	29,975	30,032
Regulatory assets - noncurrent	1,464	1,483
Goodwill and other intangibles	4,905	5,083
Price risk management assets - noncurrent	598	572
Other noncurrent assets	598	637
Total Assets	$43,341	$43,634

Liabilities and Equity
Short-term debt	$1,061	$652
Long-term debt due within one year	751	751
Accounts payable	1,071	1,252
Price risk management liabilities - current	972	1,065
Other current liabilities	1,795	1,905
Long-term debt - noncurrent	18,881	18,725
Deferred income taxes and investment tax credits	3,917	3,715
Price risk management liabilities - noncurrent	533	629
Accrued pension obligations	1,596	2,076
Regulatory liabilities - noncurrent	1,016	1,010
Other noncurrent liabilities	1,206	1,356
Common stock and additional paid-in capital	6,994	6,942
Earnings reinvested	5,676	5,478
Accumulated other comprehensive loss	(2,146)	(1,940)
Noncontrolling interests	18	18
Total Liabilities and Equity	$43,341	$43,634

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation.  Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, Except Share Data)

	Three Months Ended March 31,
	2013	2012

Operating Revenues
Utility	$1,950	$1,714
Unregulated retail electric and gas (a)	237	223
Wholesale energy marketing
Realized	976	1,208
Unrealized economic activity (a)	(822)	852
Net energy trading margins	(11)	8
Energy-related businesses	127	107
Total Operating Revenues	2,457	4,112
Operating Expenses
Operation
Fuel (a)	529	424
Energy purchases
Realized	691	883
Unrealized economic activity (a)	(634)	591
Other operation and maintenance	676	706
Depreciation	284	264
Taxes, other than income	96	91
Energy-related businesses	122	102
Total Operating Expenses	1,764	3,061
Operating Income	693	1,051
Other Income (Expense) - net	122	(17)
Interest Expense	251	230
Income Before Income Taxes	564	804
Income Taxes	151	259
Net Income	413	545
Net Income Attributable to Noncontrolling Interests		4
Net Income Attributable to PPL Shareowners	$413	$541

Earnings Per Share of Common Stock
Basic	$0.70	$0.93
Diluted	$0.65	$0.93

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	582,640	579,041
Diluted	657,020	579,527

(a)	Includes activity from energy-related contracts to hedge future cash flows that are not eligible for hedge accounting, or for which hedge accounting was not elected.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities
Net income	$413	$545
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	284	264
Amortization	64	55
Defined benefit plans - expense	51	42
Deferred income taxes and investment tax credits	80	257
Unrealized (gains) losses on derivatives, and other hedging activities	98	(235)
Other	30	20
Change in current assets and current liabilities
Accounts receivable	(187)	32
Counterparty collateral	(64)	65
Other	(70)	(82)
Other operating activities
Defined benefit plans - funding	(429)	(208)
Other	(26)	(27)
Net cash provided by operating activities	244	728
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(828)	(682)
Purchases of nuclear plant decommissioning trust investments	(28)	(38)
Proceeds from the sale of nuclear plant decommissioning trust investments	24	34
Proceeds from the sale of other investments		16
Net (increase) decrease in restricted cash and cash equivalents	(52)	(22)
Other investing activities	(15)	(19)
Net cash used in investing activities	(899)	(711)
Cash Flows from Financing Activities
Issuance of long-term debt	450
Retirement of long-term debt	(8)
Issuance of common stock	20	16
Payment of common stock dividends	(210)	(203)
Debt issuance and credit facility costs	(18)	(3)
Contract adjustment payments	(24)	(23)
Net increase (decrease) in short-term debt	416	93
Other financing activities	(5)	(4)
Net cash provided by (used in) financing activities	621	(124)
Effect of Exchange Rates on Cash and Cash Equivalents	(14)	8
Net Increase (Decrease) in Cash and Cash Equivalents	(48)	(99)
Cash and Cash Equivalents at Beginning of Period	901	1,202
Cash and Cash Equivalents at End of Period	$853	$1,103

Key Indicators (Unaudited)

	12 Months Ended
	March 31,
Financial	2013	2012

Dividends declared per share	$ 1.4475	$ 1.41
Book value per share (a)(b)	$ 18.04	$ 19.44
Market price per share (a)	$ 31.31	$ 28.26
Dividend yield (a)	4.6%	5.0%
Dividend payout ratio (c)	62%	50%
Dividend payout ratio - earnings from ongoing operations (c)(d)	59%	54%
Price/earnings ratio (a)(c)	13.4	10.0
Price/earnings ratio - earnings from ongoing operations (a)(c)(d)	12.8	10.8
Return on average common equity	12.84%	15.35%
Return on average common equity - earnings from ongoing operations (d)	13.44%	14.19%

(a) End of period.
(b) Based on 583,214 and 579,520 shares of common stock outstanding (in thousands) at March 31, 2011 and March 31, 2012.
(c) Based on diluted earnings per share.
(d) Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that excludes the impact of special items, as described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended March 31,
			Percent
(GWh)	2013	2012	Change

Domestic Retail Delivered
PPL Electric Utilities (a)	9,883	9,368	5.5%
LKE	8,000	7,505	6.6%
Total	17,883	16,873	6.0%

Domestic Retail Supplied (b)
PPL EnergyPlus	3,281	2,702	21.4%
LKE	8,000	7,505	6.6%
Total	11,281	10,207	10.5%

International Delivered
United Kingdom	21,752	21,423	1.5%

Domestic Wholesale
PPL EnergyPlus - East	14,457	12,418	16.4%
PPL EnergyPlus - West	1,910	1,918	(0.4%)
LKE (c)	575	589	(2.4%)
Total	16,942	14,925	13.5%

(a) Prior period volumes were restated to include unbilled volumes.
(b) Represents GWh supplied by PPL EnergyPlus to PPL Electric Utilities as PLR, and to other retail customers in Pennsylvania, New Jersey, Montana, Delaware and Maryland.
Also includes GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.
(c) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

1st Quarter 2013	(millions of dollars)
	Kentucky	U.K.	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$84	$238	$64	$71	$(3)	$454
Special Items:
Adjusted energy-related economic activity, net				(117)		(117)
Foreign currency-related economic hedges		78				78
Acquisition-related adjustments:
WPD Midlands
Separation benefits		(1)				(1)
Other acquisition-related adjustments		(2)				(2)
Other:
EEI adjustments	1					1
Total Special Items	1	75		(117)		(41)
Reported Earnings	$85	$313	$64	$(46)	$(3)	$413

	(per share - diluted) (a)
	Kentucky	U.K.	Pennsylvania		Corporate
	Regulated	Regulated	Regulated	Supply	and Other	Total
Earnings from Ongoing Operations	$0.14	$0.37	$0.10	$0.11	$(0.01)	$0.71
Special Items:
Adjusted energy-related economic activity, net				(0.18)		(0.18)
Foreign currency-related economic hedges		0.12				0.12
Total Special Items		0.12		(0.18)		(0.06)
Reported Earnings	$0.14	$0.49	$0.10	$(0.07)	$(0.01)	$0.65

(a)
The "If-Converted Method" was applied to PPL's Equity Units beginning in the first quarter of 2013, resulting in $15 million of interest charges (after tax) being added back to net income and approximately 72 million shares of PPL Common Stock being treated as outstanding.  Both adjustments are only done for purposes of calculating earnings per share diluted.

Reconciliation of Segment Earnings from Ongoing Operations to Reported Earnings
(After Tax)
(Unaudited)

1st Quarter 2012	(millions of dollars)
	Kentucky	U.K.	Pennsylvania
	Regulated	Regulated	Regulated	Supply	Total
Earnings from Ongoing Operations	$38	$183	$33	$155	$409
Special Items:
Adjusted energy-related economic activity, net				150	150
Foreign currency-related economic hedges		(14)			(14)
Impairments:
Adjustments - nuclear decommissioning trust investments				1	1
Acquisition-related adjustments:
WPD Midlands
Separation benefits		(4)			(4)
LKE
Net operating loss carryforward and other tax-related adjustments	4				4
Other:
Counterparty bankruptcy				(6)	(6)
Ash basin leak remediation adjustment				1	1
Total Special Items	4	(18)		146	132
Reported Earnings	$42	$165	$33	$301	$541

	(per share - diluted)
	Kentucky	U.K.	Pennsylvania
	Regulated	Regulated	Regulated	Supply	Total
Earnings from Ongoing Operations	$0.06	$0.31	$0.06	$0.27	$0.70
Special Items:
Adjusted energy-related economic activity, net				0.26	0.26
Foreign currency-related economic hedges		(0.02)			(0.02)
Acquisition-related adjustments:
WPD Midlands
Separation benefits		(0.01)			(0.01)
LKE
Net operating loss carryforward and other tax-related adjustments	0.01				0.01
Other:
Counterparty bankruptcy				(0.01)	(0.01)
Total Special Items	0.01	(0.03)		0.25	0.23
Reported Earnings	$0.07	$0.28	$0.06	$0.52	$0.93